EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports First Quarter 2022
Financial and Operating Results
•First quarter 2022 net loss of $5 thousand, adjusted EBITDA of $56.8 million and cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $31.8 million
•Generated significant free cash flow in Q1 2022, reducing total debt by $34 million
•21% increase in crude oil volumes relative to Q4 2021, due to strong performance from 25 wells brought online over the past two quarters
•In January 2022, completed Series A Preferred exchange offer, resulting in an aggregate reduction in Series A Preferred face value of 78% since July of 2020
•Updated 2022 well connect guidance range includes 30 to 40 incremental well connects in the second half of 2022, represents nearly a 40% increase in customer activity levels assumed in SMLP’s initial full year 2022 guidance range provided in February
•Increased the lower end of SMLP’s initial 2022 adjusted EBITDA guidance by $10 million, establishing a new 2022 Adjusted EBITDA guidance range of $205 million to $220 million

Houston, Texas (May 3, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended March 31, 2022, including a net loss of $5 thousand, adjusted EBITDA of $56.8 million and DCF of $31.8 million. Operated natural gas throughput from wholly owned assets averaged 1,306 million cubic feet per day (“MMcf/d”) and liquids throughput averaged 65 thousand barrels per day (“Mbbl/d”). Total quarterly natural gas gathering volume throughput, including SMLP’s proportionate share from OGC, was up by 24 MMcf/d relative to the fourth quarter of 2021, primarily because of strong performance from wells that were connected near the end of calendar 2021, including 8 wells turned-in-line behind SMLP’s wholly owned and operated assets and 3 wells connected behind OGC. First quarter 2022 liquids volume increased by 3 Mbbl/d, or 4.8% relative to the fourth quarter of 2021 due to the impacts from 25 new wells that were connected over the past two quarters. We estimate that operational and weather-related interruptions impacted liquids volumes by 2 Mbbl/d to 3 Mbbl/d during the quarter.

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit's first quarter 2022 financial and operating results were ahead of internal expectations, driven by strong performance from recent wells turned in line and lower than anticipated operating expenses for the quarter. Industry fundamentals have continued to improve as indicated by a 17% increase in WTI futures and 29% increase in Henry Hub futures, along with an approximate 20% increase in US Rig count since the beginning of the year. At Summit, our most recent producer guidance now includes an additional 30 to 40 well connections in the second half of 2022 relative to our original guidance range, with most of this new activity occurring in the Williston and Barnett basins. As a result, SMLP is increasing its 2022 Adjusted EBITDA guidance to a new range of $205 to $220 million. Given the anticipated timing of these incremental wells, we except this activity will mostly impact our fourth quarter results in 2022 and will also help build momentum as we head into 2023. We believe that this increase in activity levels signal that producers are beginning to build confidence in fundamentals that support the back end of the forward price curves, which we believe is a key catalyst for commencing reinvestment for growth into the future. We are actively working with our customers to evaluate further price response drilling activities in late 2022 and early 2023 across many of the basins we operate in and will continue to provide updates throughout the year as these plans further develop.”

“We continue to be encouraged by recent pick-up in producer activity and overall well results in the Williston, which is highlighted by the 21% quarter over quarter growth in crude oil volumes. In the Barnett, we had 3 new wells brought online behind our system at the end of April that are producing more than 7 MMcf/d each, which exceeded our internal expectations. Based on updated producer guidance, we expect an incremental 5 to 9 well connections in the Barnett for the remainder of 2022. There are also over 20 recently issued permits behind the Barnett system that provide a strong leading indicator for potential additional activity in late 2022 and 2023 in the segment."

EXHIBIT 99.1
While the level of expected well connect activity in 2022 for the Northeast Segment hasn't changed since the beginning of the year, we continue to be impressed with recent well results. Between OGC and our wholly-owned SMU system, there were 7 new wells that came online late in the fourth quarter of 2021 that produced over 200 MMcf/d (gross) in the first quarter of 2022. We are also excited about potential upstream M&A activity in the Utica region, which could be a very strong catalyst for incremental development behind our systems in the coming years.”

“Producer activity remains very strong in New Mexico with approximately 95 rigs currently running in Eddy and Lea counties, which are the key supply catchment areas for the Double E pipeline. At the current level of rig activity, our projections indicate that existing residue gas takeaway capacity out of New Mexico will become constrained in late 2023 to early 2024 timeframe. Our team is advancing commercial discussions with multiple counterparties to secure incremental contracts to help fill up the remainder of our current 1.35 Bcf/d of Double E capacity. Furthermore, given the projected tightening of gas pipeline takeaway capacity out of New Mexico, we are advancing plans to potentially expand Double E to approximately 2.0 Bcf/d via a timely and cost-effective midpoint compression expansion project. We believe Double E is very well positioned to meet the growing needs for incremental gas takeaway capacity out of New Mexico while providing customers access to highly desirable Gulf Coast markets via existing and planned downstream pipelines originating out of Waha, TX.”

First Quarter 2022 Business Highlights
In the first quarter of 2022, SMLP’s average daily natural gas throughput for its wholly owned operated systems decreased by 1 MMcf/d to 1,306 MMcf/d, and liquids volumes increased by 4.8% to 65 Mbbl/d, relative to the fourth quarter of 2021. Double E Pipeline transported an average of 187 MMcf/d of gross volumes and generated $3.2 million of adjusted EBITDA net to SMLP for the first quarter of 2022. SMLP’s customers are currently operating seven drilling rigs on acreage behind SMLP's gathering systems and have approximately 39 wells that have been drilled and are expected to be turned in line later this year.
Natural gas price driven segments:
•Natural gas price driven segments had combined quarterly segment adjusted EBITDA of $45.1 million and combined capital expenditures of $4.6 million in the first quarter of 2022.
•Northeast segment adjusted EBITDA of $20.1 million increased by $1.1 million from the fourth quarter of 2021, primarily due to a 4.4% increase in volume on our wholly owned systems and a 12.9% increase in volume at our Ohio Gathering Joint Venture. Volume growth was primarily driven by 4 new wells that were brought online behind our wholly-owned SMU system. These wells have produced over 100 MMcf/d since early December. We generally expect these wells to hold flat for 4 to 6 months before they begin declining. There were 3 new wet gas wells that came online in late fourth quarter 2021 behind our OGC joint venture that also produced over 100 MMcf/d during the quarter, in addition to 2 lower volume condensate wells that were connected during the quarter. There are currently no DUCs behind our wholly-owned system and 14 DUCs behind the OGC system. We are optimistic about activity given current and expected natural gas prices and the productivity of wells in the region.
•Piceance segment adjusted EBITDA of $15.8 million was generally in line with the fourth quarter of 2021. Volume throughput decreased 5 MMcf/d, or 1.6%, primarily due to natural production declines, partially offset by volume from a new 9-well pad that was turned-in line in October 2021. No new wells were connected during the quarter. We still expect 17 permitted wells to be turned-in-line by one of our anchor customers in the latter half of 2022.
•Barnett segment adjusted EBITDA of $9.3 million decreased by $0.9 million relative to the fourth quarter of 2021 primarily due to a 25 MMcf/d volume throughput decrease to 197 MMcf/d as a result of natural production declines. The new 7 well pad that was connected in the third quarter of 2021 averaged 32.6 MMcf/d during Q1 2022, a 14.6 MMcf/d decrease from Q4 2021, accounting for nearly 60% of the quarterly volume throughput decline in the segment. There were 4 new wells connected to the system at the end of April 2022 and there is currently 1 DUC behind the system. Based on permitting activity, rig activity and updated producer guidance, we now expect 8 to 12 total well connections in 2022, which should result in segment adjusted EBITDA at or above the high end of our original segment guidance range of $26 million to $28 million.

EXHIBIT 99.1
Oil price driven segments
•Oil price driven segments generated $20.0 million of combined segment adjusted EBITDA in the first quarter of 2022 and had combined capital expenditures of $3.7 million.
•Permian segment adjusted EBITDA of $4.2 million increased $1.6 million relative to the fourth quarter of 2021, primarily due to the first quarter of 2022 being the first full quarter of contribution from Double E. Volumes on our wholly-owned system increased 3 MMcf/d relative to the fourth quarter of 2021, primarily due to an increase in offload volumes and a 4-well pad that was directly connected to the system. Double E gross volume throughput averaged 187 MMcf/d during the first quarter of 2022, an increase of 131 MMcf/d relative to the prior quarter.
•Rockies segment adjusted EBITDA of $15.8 million increased $0.9 million relative to the fourth quarter of 2021, primarily due to approximately $2.0 million reduction in operating expenses and a 21.2% increase in crude oil volumes. There were 25 crude oil wells connected to the system over the past two quarters, with 16 in 2021 and 9 in the first quarter of 2022. Results were partially offset by a 12.9% decrease in produced water volume and a 14.7% decrease in natural gas volume. There were several operational and weather-related interruptions that impacted volumes for the quarter. We estimate that these interruptions reduced liquids volumes by approximately 2.0 Mbbl/d to 3.0 Mbbl/d and natural gas volumes by approximately 0.6 MMcf/d to 0.8 MMcf/d. We estimate that this impacted gross margin by approximately $0.4 to $0.6 million during the quarter. While we continue to experience some of these interruptions thus far, we would expect them to be fully resolved by the end of the second quarter of 2022. We remain very encouraged by the commodity price environment and recent updated customer plans regarding additional wells on the system. There are 19 DUCs behind the system and based on updated producer guidance, we now expect approximately 45 – 65 new wells on the system for 2022 versus our original guidance range of 20 – 30 new wells. As a result of this incremental activity, we now expect to trend toward the high end of our Adjusted EBITDA segment guidance range of $53 million to $57 million.
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2022	2021
Average daily throughput (MMcf/d):
Northeast (1)	741	747
Rockies	29	35
Permian (1)	27	29
Piceance	312	340
Barnett	197	195
Aggregate average daily throughput	1,306	1,346

Average daily throughput (Mbbl/d):
Rockies	65	65
Aggregate average daily throughput	65	65

Ohio Gathering average daily throughput (MMcf/d) (2)	598	558

Double E average daily throughput (MMcf/d) (3)	187	—
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross, basis, represents 100% of volume throughput for Double E.

EXHIBIT 99.1
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$20,068	$20,193
Rockies	15,830	16,152
Permian (3)	4,149	1,250
Piceance	15,768	21,034
Barnett	9,286	8,016
Total	$65,101	$66,645
Less: Corporate and Other (4)	8,350	6,202
Adjusted EBITDA	$56,751	$60,443
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $8.7 million in the first quarter of 2022, inclusive of maintenance capital expenditures of $2.9 million. Capital expenditures in the first quarter of 2022 were primarily related to growth projects to connect new pad sites in our Northeast, Rockies and Permian segments.

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$3,403	$1,623
Rockies	2,573	601
Permian	1,154	210
Piceance	936	93
Barnett	243	60
Total reportable segment capital expenditures	$8,309	$2,587
Corporate and Other	394	23
Total cash paid for capital expenditures	$8,703	$2,610
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1
Capital & Liquidity
As of March 31, 2022, SMLP had $233 million drawn under its $400 million ABL Revolver and $148.6 million of borrowing availability, after accounting for $18.4 million of issued, but undrawn letters of credit. As of March 31, 2022, SMLP's gross availability based on the borrowing base calculation in the credit agreement was $695 million, which is $295 million greater than the $400 million of lender commitments to the ABL Revolver. As of March 31, 2022 SMLP was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 1.0x relative to a maximum first lien leverage ratio of 2.5x. As of March 31, 2022, SMLP reported a total leverage ratio of 5.12x.
As of March 31, 2022, the Permian Transmission Credit Facility balance was $158.9 million, a reduction of $1.1 million relative to December 31, 2021 due to the commencement of mandatory amortization in March of 2022. The Permian Transmission Term Loan remains non-recourse to SMLP.
MVC Shortfall Payments
SMLP billed its customers $7.9 million in the first quarter of 2022 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the first quarter of 2022, SMLP recognized $10.2 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the first quarter of 2022. SMLP’s MVC shortfall payment mechanisms contributed $10.2 million of total adjusted EBITDA in the first quarter of 2022.

	Three Months Ended March 31, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA

Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$288	$288	$—	$288
Total net change	$288	$288	$—	$288

MVC shortfall payment adjustments:
Rockies	$—	$2,246	$—	$2,246
Piceance	6,131	6,131	—	6,131
Northeast	1,510	1,510	—	1,510
Total MVC shortfall payment adjustments	$7,641	$9,887	$—	$9,887

Total (1)	$7,929	$10,175	$—	$10,175
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

Quarterly Distribution
The board of directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended March 31, 2022. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
First Quarter 2022 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Wednesday, May 4, 2022, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 404-400-0571 or toll-free 866-374-5140 and entering the passcode 73884207. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

EXHIBIT 99.1
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and Distributable Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

EXHIBIT 99.1
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(In thousands)
ASSETS
Cash and cash equivalents	$8,559	$7,349
Restricted cash	3,921	12,223
Accounts receivable	59,209	62,121
Other current assets	4,771	5,676
Total current assets	76,460	87,369
Property, plant and equipment, net	1,706,146	1,726,082
Intangible assets, net	167,649	172,927
Investment in equity method investees	525,387	523,196
Other noncurrent assets	19,138	12,888
TOTAL ASSETS	$2,494,780	$2,522,462

LIABILITIES AND CAPITAL
Trade accounts payable	$13,546	$10,498
Accrued expenses	15,859	14,462
Deferred revenue	9,999	10,374
Ad valorem taxes payable	2,847	8,570
Accrued compensation and employee benefits	6,040	11,019
Accrued interest	31,359	12,737
Accrued environmental remediation	2,340	3,068
Current portion of long-term debt	6,072	—
Other current liabilities	6,559	8,509
Total current liabilities	94,621	79,237
Long-term debt	1,315,495	1,355,072
Noncurrent deferred revenue	41,575	42,570
Noncurrent accrued environmental remediation	2,362	2,538
Other noncurrent liabilities	31,568	32,357
Total liabilities	1,485,621	1,511,774
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	112,038	106,325

Partners' Capital
Series A Preferred Units	79,402	169,769
Common limited partner capital	817,719	734,594
Total partners' capital	897,121	904,363
TOTAL LIABILITIES AND CAPITAL	$2,494,780	$2,522,462

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2022	2021
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$64,020	$70,348
Natural gas, NGLs and condensate sales	22,458	20,763
Other revenues	9,648	8,207
Total revenues	96,126	99,318
Costs and expenses:
Cost of natural gas and NGLs	22,251	20,476
Operation and maintenance	17,062	16,593
General and administrative	12,960	10,344
Depreciation and amortization	30,445	28,511
Transaction costs	246	—
(Gain) loss on asset sales, net	3	(136)
Long-lived asset impairment	14	1,492
Total costs and expenses	82,981	77,280
Other income, net	—	55
Gain (loss) on interest rate swaps	7,028	(6)
Loss on ECP Warrants	—	(1,475)
Interest expense	(24,163)	(13,953)
Income (loss) before income taxes and equity method investment income	(3,990)	6,659
Income tax (expense) benefit	(50)	14
Income from equity method investees	4,035	2,315
Net income (loss)	$(5)	$8,988

Net income per limited partner unit:
Common unit – basic	$1.35	$0.13
Common unit – diluted	$1.32	$0.12

Weighted-average limited partner units outstanding:
Common units – basic	9,670	6,125
Common units – diluted	9,892	6,260

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Other financial data:
Net income (loss)	$(5)	$8,988
Net cash provided by operating activities	46,046	51,430
Capital expenditures	8,703	2,610
Contributions to equity method investees	8,444	5,619
Adjusted EBITDA	56,751	60,443
Cash flow available for distributions (1)	$31,755	$46,163
Distributions (2)	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,306	1,346
Aggregate average daily throughput – liquids (Mbbl/d)	65	65

Ohio Gathering average daily throughput (MMcf/d) (3)	598	558
Double E average daily throughput (MMcf/d) (4)	187	—
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross, basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(5)	$8,988
Add:
Interest expense	24,163	13,953
Income tax expense (benefit)	50	(14)
Depreciation and amortization (1)	30,679	28,746
Proportional adjusted EBITDA for equity method investees (2)	10,452	6,872
Adjustments related to capital reimbursement activity (3)	(1,728)	(1,245)
Unit-based and noncash compensation	1,690	1,967
Gain on asset sales, net	3	(136)
Long-lived asset impairment	14	1,492
Other, net (4)	(4,532)	2,135
Less:
Income from equity method investees	4,035	2,315
Adjusted EBITDA	$56,751	$60,443
Less:
Cash interest paid	3,474	12,885
Cash paid for taxes	—	—
Senior notes interest adjustment (5)	18,605	512
Maintenance capital expenditures	2,917	883
Cash flow available for distributions (6)	$31,755	$46,163
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2022, the amount includes $7.0 million of realized and unrealized gains related to the fair value of interest rate swaps and $2.0 million of severance expenses. For the three months ended March 31, 2021, the amount includes $1.5 million loss related to the change in the fair value of our derivatives, $0.7 million of restructuring expenses and $0.2 million of severance expenses.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes was paid in cash semi-annually in arrears on February 15 and August 15. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 8.5% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$46,046	$51,430
Add:
Interest expense, excluding amortization of debt issuance costs	21,929	12,236
Income tax expense (benefit)	50	(14)
Loss on ECP warrants and unsettled interest rate swaps	7,504	(1,475)
Changes in operating assets and liabilities	(12,467)	(2,933)
Proportional adjusted EBITDA for equity method investees (1)	10,452	6,872
Adjustments related to capital reimbursement activity (2)	(1,728)	(1,245)
Other, net (3)	(4,532)	2,135
Less:
Distributions from equity method investees	10,224	6,268
Noncash lease expense	279	289
Adjusted EBITDA	$56,751	$60,449
Less:
Cash interest paid	3,474	12,885
Cash paid for taxes	—	—
Senior notes interest adjustment (4)	18,605	512
Maintenance capital expenditures	2,917	883
Cash flow available for distributions (5)	$31,755	$46,169
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2022, the amount includes $7.0 million of realized and unrealized gains related to the fair value of interest rate swaps and $2.0 million of severance expenses. For the three months ended March 31, 2021, the amount includes $1.5 million loss related to the change in the fair value of our derivatives, $0.7 million of restructuring expenses and $0.2 million of severance expenses.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: Ross Wong, VP, Finance, Treasurer & Investor Relations, 832-930-7512, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP